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                       STOCK PURCHASE AND SALE AGREEMENT


                          Dated as of October 6, 1997


                                     among


                      Alternative Resources Corporation,




                      Compagnie Generale d'Informatique,

                             Joseph R. Ferrandino,

                              Thomas K. Sheridan,

                                      and

                  International Business Machines Corporation


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                               TABLE OF CONTENTS


ARTICLE I ............................................................   PAGE 2
DEFINITIONS ..........................................................   PAGE 2
SECTION 1.01.  CERTAIN DEFINITIONS....................................   PAGE 2
SECTION 1.02.  ADDITIONAL DEFINITIONS.................................   PAGE 6
SECTION 1.03.  TERMS GENERALLY........................................   PAGE 7
ARTICLE II ...........................................................   PAGE 7
PURCHASE AND SALE; CLOSING ...........................................   PAGE 7
SECTION 2.01.  PURCHASE AND SALE OF THE SHARES........................   PAGE 7
SECTION 2.02.  PAYMENT OF THE PURCHASE PRICE..........................   PAGE 8
SECTION 2.03.  CLOSING................................................   PAGE 8
SECTION 2.04.  CLOSING DELIVERIES.....................................   PAGE 8
SECTION 2.05.  Purchase Price Adjustment .............................   PAGE 9
ARTICLE III ..........................................................   PAGE 10
REPRESENTATIONS, AND WARRANTIES AND COVENANTS ........................   PAGE 10
OFCONCERNING THE SELLING SHAREHOLDERS ................................   PAGE 10
SECTION 3.01.  TITLE TO THE SHARES....................................   PAGE 10
SECTION 3.02.  AUTHORITY OF SHAREHOLDER...............................   PAGE 10
SECTION 3.03.  NO BANKRUPTCY, ETC.....................................   PAGE 11
SECTION 3.04.  SHAREHOLDER AGREEMENTS.................................   PAGE 11
SECTION 3.05.  Independent Review ....................................   PAGE 11
SECTION 3.06.  Representations Concerning CGI Corp....................   PAGE 11
ARTICLE IV ...........................................................   PAGE 13
REPRESENTATIONS,  AND WARRANTIES AND COVENANTS .......................   PAGE 13
OF CONCERNING THE COMPANY ............................................   PAGE 13
SECTION 4.01.  ORGANIZATION AND STANDING OF THE COMPANY...............   PAGE 13
SECTION 4.02.  GOOD STANDING .........................................   PAGE 14
SECTION 4.03.  AUTHORITY..............................................   PAGE 14
SECTION 4.04.  CAPITAL STOCK OF THE COMPANY ..........................   PAGE 14
SECTION 4.05.  EQUITY INTERESTS ......................................   PAGE 15
SECTION 4.06.  FINANCIAL STATEMENTS  .................................   PAGE 15
SECTION 4.07.  TAXES..................................................   PAGE 15
SECTION 4.08.  ASSETS OTHER THAN REAL PROPERTY........................   PAGE 16
SECTION 4.09.  REAL PROPERTY..........................................   PAGE 16
SECTION 4.10.  CONTRACTS .............................................   PAGE 16
SECTION 4.11.  LITIGATION; DECREES....................................   PAGE 17
SECTION 4.12.  OPERATION OF THE BUSINESS;  ABSENCE OF CHANGES
               OR EVENTS..............................................   PAGE 17
SECTION 4.13.  COMPLIANCE WITH APPLICABLE LAWS........................   PAGE 18
SECTION 4.14.  CERTAIN EMPLOYEE MATTERS...............................   PAGE 18
SECTION 4.15.  INSURANCE .............................................   PAGE 19
SECTION 4.16.  BENEFIT PLANS..........................................   PAGE 19
SECTION 4.17.  NTS LICENSES...........................................   PAGE 20
SECTION 4.18.  DISCLOSURE.............................................   PAGE 20


                                       i
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SECTION 4.19.  BROKERS................................................   PAGE 20
SECTION 4.20.  Consulting Practice Methodologies......................   PAGE 20
ARTICLE V ............................................................   PAGE 21
REPRESENTATIONS AND WARRANTIES OF BUYER ..............................   PAGE 21
SECTION 5.01.  ORGANIZATION...........................................   PAGE 21
SECTION 5.02.  AUTHORITY..............................................   PAGE 21
SECTION 5.03.  GOOD STANDING..........................................   PAGE 21
SECTION 5.04.  GOVERNMENTAL CONSENTS - BUYER .........................   PAGE 21
SECTION 5.05.  BROKER ................................................   PAGE 21
SECTION 5.06.  SUFFICIENT FUNDS.......................................   PAGE 21
SECTION 5.07.  PURCHASE FOR INVESTMENT................................   PAGE 22
SECTION 5.08.  ACCESS TO INFORMATION..................................   PAGE 22
ARTICLE VI ...........................................................   PAGE 22
CERTAIN COVENANTS ....................................................   PAGE 22
SECTION 6.01.   CONDUCT OF BUSINESS OF COMPANY........................   PAGE 22
SECTION 6.02.   ACCESS TO INFORMATION.................................   PAGE 23
SECTION 6.03.   REQUISITE CONSENTS....................................   PAGE 23
SECTION 6.04.   REASONABLE EFFORTS....................................   PAGE 24
SECTION 6.05.   RESTRICTIVE COVENANTS.................................   PAGE 24
SECTION 6.06.   Certain Costs ........................................   PAGE 24
SECTION 6.07.   Revised NTS Agreement ................................   PAGE 24
ARTICLE VII ..........................................................   PAGE 25
CONDITIONS TO BUYER ..................................................   PAGE 25
SECTION 7.01.  REPRESENTATIONS AND WARRANTIES.........................   PAGE 25
SECTION 7.02.  CONSENTS, ETC.; BURDENSOME CONDITIONS..................   PAGE 25
SECTION 7.03.  GOVERNMENTAL RULES.....................................   PAGE 25
SECTION 7.04.  INJUNCTIONS, ETC.......................................   PAGE 25
SECTION 7.05.  RESIGNATION OF DIRECTORS...............................   PAGE 26
SECTION 7.06.  CLOSING DOCUMENTS......................................   PAGE 26
ARTICLE VIII .........................................................   PAGE 27
CONDITIONS TO THE SELLING ............................................   PAGE 27
SHAREHOLDERS .........................................................   PAGE 27
SECTION 8.01.  REPRESENTATIONS AND WARRANTIES.........................   PAGE 27
SECTION 8.02.  CONSENTS, ETC.; BURDENSOME CONDITIONS..................   PAGE 27
SECTION 8.03.  GOVERNMENTAL RULES.....................................   PAGE 27
SECTION 8.04.  INJUNCTIONS, ETC.......................................   PAGE 28
SECTION 8.05.  CLOSING DOCUMENTS......................................   PAGE 28
ARTICLE IX ...........................................................   PAGE 28
INDEMNIFICATION ......................................................   PAGE 28
SECTION 9.01.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............   PAGE 29
SECTION 9.02.  INDEMNIFICATION........................................   PAGE 29
SECTION 9.03.  THIRD-PARTY CLAIMS.....................................   PAGE 31
SECTION 9.04.  LIMITATIONS ON INDEMNITIES FROM SELLING SHAREHOLDERS...   PAGE 32
SECTION 9.05.  Appointment of IBM as Representative...................   PAGE 32
SECTION 9.06.  EXCLUSION OF CERTAIN DAMAGES...........................   PAGE 33


                                      ii
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ARTICLE X ............................................................   PAGE 33
GUARANTEE ............................................................   PAGE 33
SECTION 10.01.  GUARANTEE BY GUARANTOR................................   PAGE 33
ARTICLE XI ...........................................................   PAGE 33
MISCELLANEOUS ........................................................   PAGE 33
SECTION 11.01.  ENTIRE AGREEMENT......................................   PAGE 33
SECTION 11.02.  PRESS RELEASES, PUBLIC ANNOUNCEMENTS AND PUBLICITY....   PAGE 34
SECTION 11.03.  HSR FILING ...........................................   PAGE 34
SECTION 11.04.  CONFIDENTIAL INFORMATION..............................   PAGE 34
SECTION 11.05.  TERMINATION OF AGREEMENT .............................   PAGE 34
SECTION 11.06.  COUNTERPARTS..........................................   PAGE 35
SECTION 11.07.  DESCRIPTIVE HEADINGS .................................   PAGE 35
SECTION 11.08.  NOTICES...............................................   PAGE 35
SECTION 11.09.  CHOICE OF LAW.........................................   PAGE 37
SECTION 11.10.  ASSIGNMENT............................................   PAGE 37
SECTION 11.11.  NO THIRD-PARTY BENEFICIARIES..........................   PAGE 38
SECTION 11.12.  WAIVER AND AMENDMENT..................................   PAGE 38
SECTION 11.13.  EXPENSES..............................................   PAGE 38
SECTION 11.14.  WAIVER OF JURY TRIAL..................................   PAGE 38
SECTION 11.15.  SEVERABILITY; COMPLIANCE WITH LAWS....................   PAGE 38
SECTION 11.16.  JURISDICTION; CONSENT TO SERVICE OF PROCESS; REMEDIES.   PAGE 39
SECTION 11.17.  CONSTRUCTION; REPRESENTATION..........................   PAGE 40

                              THIS STOCK PURCHASE AND SALE AGREEMENT (THIS
               "AGREEMENT") DATED AS OF OCTOBER 6, 1997, IS MADE AND ENTERED INTO AMONG Compagnie Generale Informatique, a French company ("CGI"), Joseph R. Ferrandino ("Ferrandino") and
               Thomas K. Sheridan ("Sheridan") (CGI, Ferrandino and Sheridan being referred to collectively herein as the "Selling Shareholders"), International Business Machines Corporation, a New York corporation ("IBM" or "Guarantor") and Alternative Resources Corporation, a Delaware corporation ("BUYER").

          WHEREAS, the Selling Shareholders desire to sell, and BUYER desires to purchase, that number of shares of Common Stock presently owned by the Selling Shareholders reflected on Exhibit A opposite the name of each Selling Shareholder, representing all issued and outstanding shares of CGI Systems, Inc. a Delaware corporation ("the Company") (collectively referred to as the "SHARES") upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, BUYER desires to purchase from Selling Shareholders the Shares of the Company upon the terms and conditions set forth in this Agreement;

          WHEREAS, Guarantor, as the indirect owner of CGI, desires to induce BUYER to enter into the Agreement by guaranteeing performance of each and every obligation of CGI set forth in this Agreement pursuant to the terms of this Agreement;

          WHEREAS, BUYER would not enter into this Agreement and consummate the transactions contemplated hereby without the guaranty by Guarantor and Guarantor's agreement to provide the guarantee contemplated hereby;

          Accordingly, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, each party agreeing to be legally bound hereby, the Company, the Selling Shareholders and BUYER agree as follows:


                                   ARTICLE I
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                                                                        Page 2
                                 DEFINITIONS

          SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

          "AFFILIATE" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "AFFILIATE", when used with regard to a Selling Shareholder or any other natural person, shall also include members of such person's immediate family.

          "BENEFIT PLANS" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being maintained, or contributed to, by the Company or by CGI Corporation, or by any predecessor corporation of either the Company or CGI Corporation, for the benefit of any officers or employees of the Company or CGI Corporation, respectively), vacation policies, severance policies and any other arrangements for the benefit of employees (or Persons who may be deemed to be employees pursuant to any Governmental Rule).

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as constituted in accordance with the Articles of Incorporation.

          "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by this Agreement or that would otherwise deprive a party of a material benefit of any such transaction, including (i) the pendency of a governmental investigation (formal or informal), (ii) the institution of any litigation, or the threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement or placing any material conditions or limitations upon such consummation or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transaction that is unreasonably burdensome in the reasonable judgment of the applicable Person.

          "BUSINESS DAY" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

          "CGI CORP." shall mean CGI Corporation, a Delaware corporation.

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                                                                        Page 3


          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time (and any successor statute), and the rules and regulations thereunder.

          "COMMON STOCK" shall mean the shares of Common Stock, no par value, of the Company.

          "CONFIDENTIALITY AGREEMENT" shall mean the Agreement for the Exchange of Confidential Information and Supplement, as amended, entered into between the Company, and BUYER dated as of August 11, 1997.

          "DISCONTINUED BUSINESSES" shall mean the businesses of the Company associated with HR Access, PacBase, the NYPD Contract and Education and Training, each as more specifically described in, and to be transferred to IBM prior to Closing pursuant to, agreements substantially in the form of those attached as Exhibits B, C, D, and E respectively

          "CONTRACT" of any Person shall mean any written agreement, lease, license, commitment or obligation to which such Person is a party or by which any property of such Person is bound.

          "ERISA" shall mean the Employee Retirement Income Security Act of
1974.

          "ESCROW AGENT" shall mean the Harris Trust and Savings Bank, 115 West Monroe Street,. Chicago, Illinois 60690.

          "ESCROW AGREEMENT" shall mean the Escrow Agreement to be dated as of the Closing Date among Ferrandino, Sheridan and Buyer and the Escrow Agent, in the form annexed hereto as Exhibit F.

          "GOVERNMENTAL ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities.

          "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

          "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local or foreign court, arbitrator or other judicial tribunal of competent jurisdiction.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Act of 1976, as amended.

          "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, and (f) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles. The Indebtedness of any Person shall include the Indebtedness of any entity which is a Subsidiary of such Person.

          "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, restriction or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, other than in the case of (a), (b) or (c), Permitted Liens.

          Any reference to any event, condition, matter, change or effect being "MATERIAL" with respect to the Company means an event, condition, matter, change or effect which impacts or, insofar as reasonably can be foreseen, in the future is likely to impact the condition (financial or otherwise), properties, assets, liabilities, capitalization, licenses or franchises, businesses, or operations of the Company, of a magnitude ( with respect to any such event, condition, matter, change or effect or any related set or series of similar such events, conditions, matters, changes or
effects) of at least   two hundred fifty thousand dollars ($250,000.00) in
the aggregate.

          "LITIGATION" shall mean any suit, action or proceeding.

          "NET BOOK VALUE" shall be the value of the total assets of the Company less the total liabilities of the Company as determined using US GAAP accounting rules.

          "PERMITTED LIENS" shall mean:

          (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising from or incurred in the ordinary course of business and securing obligations which are not due or which are being contested in good faith by the Company (provided that the Company has set up adequate reserves therefor);

          (ii) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith by the Company (provided that the Company has set up adequate reserves for the payment of Taxes;

          (iii) imperfections of title or encumbrances, if any, which imperfections of title or encumbrances do not materially impair the value of such assets or the use of the assets to which they relate in the business of the Company as presently conducted;

          (iv) easements, covenants, rights-of-way and other encumbrances or restrictions of record;

          (v) zoning, building and other similar restrictions which are not violated in any material respect by any improvements of the Company or by the use thereof for the conduct of the Company's business;

          (vi) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Liens which are not material in character or amount, none of which unrecorded items or other Liens materially impairs the use of the property to which they relate in the business of the Company as presently conducted; and

          (vii) the Lien upon Sheridan's Shares in favor of the Company to secure a loan made by the Company to Sheridan in the principal amount of approximately forty thousand dollars ($40,000.00).

           "PERSON" shall mean any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "POST-CLOSING TAX PERIOD" shall mean any Taxable period (or portion thereof) that is not a Pre-Closing Tax Period.

          "PRE-CLOSING TAX PERIOD" shall mean any Taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any Taxable period that begins before (but does not end on) the Closing Date.

          "PRO RATA PORTION" with respect to each Selling Shareholder shall mean the percent of the total number of Shares represented by the Shares to be sold by such Selling Shareholder.

          "SUBSIDIARY" of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, provided that such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

          "TAX" or "TAXES" (including, with correlative meaning, "TAXABLE") shall mean all Federal, state, local and foreign taxes, assessments, levies, impositions, withholdings and other governmental charges (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, social security, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.

          "TAX RETURNS" shall mean all Tax returns, reports and forms (including withholding tax returns) for a Taxable period required to be filed by applicable Federal, state, local or foreign Tax laws or Governmental Authority.

          "TO THE KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge of Mr. Joseph R. Ferrandino, Mr. Thomas K. Sheridan, each manager of the Company reporting directly to Ferrandino, Mr. Frank Roney, Mr. Patrick J. O'Neil and Mr. Kevin J. Halloran.

          SECTION 1.02.  ADDITIONAL DEFINITIONS.

     Defined Term                  Section Defined in
     ------------                  ------------------

"Accountants"                           2.05
"Agreement"                             Recitals
"Antitrust Division"                    10.03
"Balance Sheet"                         4.05
"Benefit Plans"                         4.14
"Closing"                               2.03

"Closing Date"                          2.03
"Company"                               Parties
"Employee Welfare Benefit Plan"         4.16
"Financial Statements"                  4.05
"FTC"                                   10.03
"IBM"                                   Parties
"Indemnifying Party"                    8.02(a)
"Losses"                                8.02(a)
"Purchase Price"                        2.01
"Selling Shareholders"                  Parties
"Shares"                                Recital
"Straddle Period"                       8.02(d)(ii)
"Third Party Claim"                     8.03

          SECTION 1.03. TERMS GENERALLY. The definitions in Sections 1.01 and 1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to Articles, paragraphs and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with United States generally accepted accounting principles, as in effect from time to time.


                                  ARTICLE II

                         PURCHASE AND SALE; CLOSING

          SECTION 2.01. PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions set forth below, on the Closing Date, (a) Ferrandino shall sell to BUYER, and BUYER shall purchase from Ferrandino seventy two thousand six hundred fifty four (72,654) shares of the Company for seven million four hundred fifty seven thousand six hundred fifty eight dollars and forty three cents ($7,457,658.43); (b) Sheridan shall sell to the BUYER, and BUYER shall purchase from Sheridan sixteen thousand twenty (16,020) shares of the Company for one million six hundred forty four thousand three hundred ninety two dollars and forty four cents $ (1,644,392.44), less the remaining principal balance remaining due as of the Closing Date under the loan made by the Company to Sheridan which is secured by a Lien in favor of the Company upon Sheridan's Shares; and (c) CGI or an Affiliate of CGI shall sell to BUYER and BUYER shall purchase from CGI ,or an Affiliate of CGI, all issued and outstanding shares of CGI Corp, which owns six hundred ninety thousand seven hundred two (690,702) shares of the Company, for seventy million eight hundred ninety seven thousand nine hundred forty nine dollars and thirteen cents ($

70,897,949.13), less any liabilities outstanding on the balance sheet of CGI Corp. as of the Closing Date; with the sum of the amounts in Sections 2.01(a) , 2.01(b) and 2.01(c) equaling the aggregate purchase price for all issued and outstanding shares of the Company (the "PURCHASE PRICE").

          SECTION 2.02. PAYMENT OF THE PURCHASE PRICE. On the Closing Date, Buyer shall pay

          (a) to CGI the amount set forth in Section 2.01(c) above by wire transfer of immediately available funds to the account designated by CGI at least two Business Days prior to the Closing Date;

          (b) to each of Ferrandino and Sheridan one-half (1/2) of the respective amounts set forth in Section 2.01(a) and 2.01(b), respectively, by wire transfer of immediately available funds to accounts designated by Ferrandino and Sheridan, respectively, at least two Business Days prior to the Closing Date; and

          (c) one-half (1/2) of the respective amounts set forth in Section 2.01(a) and 2.01(b) to the Escrow Agent to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

          SECTION 2.03.  CLOSING.   The Closing with respect to the purchase
and sale of the Shares (the "CLOSING") shall be held at the offices of Guarantor, at Armonk, New York on the accounting month end of the Company immediately following the expiration or early termination of the waiting period under HSR. The date on which the Closing shall occur is herein referred to as the "CLOSING DATE."

          SECTION 2.04.  CLOSING DELIVERIES.     At the Closing Date:

                (a) BUYER shall pay the Purchase Price in accordance with
Section 2.02; and

               (b) the Selling Shareholders shall deliver to BUYER:

                    (i) certificates representing the Shares, duly endorsed for transfer to BUYER or with appropriate stock powers duly executed for transfer to BUYER attached;

                    (ii) spousal waivers signed by each of the spouses, respectively, of Ferrandino and Sheridan.

           SECTION 2.05.  PURCHASE PRICE ADJUSTMENT.

          (a) As soon as practicable following the date hereof, the Company shall engage Leon Constantin and Company to conduct an audit of the balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles which shall be applied consistent with those used in the preparation of the Company's audited balance sheet as of December 31, 1996 to the extent that such principles are in conformity with U.S. generally accepted accounting principles.

          (b) In connection with the preparation by the Company and the audit by Leon Constantin and Company of the Closing Balance Sheet, BUYER shall engage KPMG and the Selling Shareholders shall engage Price Waterhouse, at their own respective expense, to review the work papers of Leon Constantin and Company and conduct such other activities as they deem appropriate.

          (c) Promptly following the delivery of the audited Closing Balance Sheet, which is anticipated to be available on or about fifteen (15) days following the Closing Date, KPMG, Price Waterhouse and Leon Constantin and
Company    (KPMG, Price Waterhouse and Leon Constantin and Company being collectively referred to as the "Accountants" for purposes of this Section 2.05) shall meet to determine the Net Book Value of the Company as of the Closing Date upon which any Purchase Price Adjustment required by this
Section 2.05 shall be based (the "Agreed Net Book Value"). In making such determination, the Accountants shall take into consideration such matters as they deem appropriate consistent with U.S. generally accepted accounting principles.

          (d) Without limiting the generality of the foregoing, it is expressly agreed that one-half of the cost of the audit by Leon Constantin and Company and all the costs of counsel for the Selling Shareholders contemplated by this Section 2.05 shall be recorded as a pre-Closing liability of the Company, it being agreed that one-half of the cost of said audit shall be treated as a liability of the Company arising after the Closing regardless of how it might otherwise have been treated on the audited Closing Balance Sheet. The amount certified by at least two of the Accountants to be the Agreed Net Book Value shall be used as the basis for the adjustment payment provided for in Sections 2.05 (e) and (f), below.

          (e) BUYER shall pay each of the Selling Shareholders its or his Pro Rata Portion of the amount by which the Agreed Net Book Value exceeds fourteen million, three hundred thousand dollars
($14,300,000).   The Selling Shareholders, severally and not
jointly, shall pay to BUYER its or his Pro Rata Portion of the amount by which the Agreed Net Book Value is less than fourteen million, three hundred thousand dollars ($14,300,000).

          (f) Any payments required by this Section 2.05 shall be made by wire transfer of immediately available funds to the account(s) designated by the party entitled to such payments within three (3) business days of the determination of the Agreed Net Book Value.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                      CONCERNING THE SELLING SHAREHOLDERS

     Each Selling Shareholder represents, warrants and covenants to BUYER, individually as to itself or himself and its or his respective properties, as of the date hereof and as of the Closing, as follows:

          SECTION 3.01. TITLE TO THE SHARES. Each of Ferrandino, Sheridan and CGI Corporation is the beneficial and record owner of the respective number of shares set forth in Exhibit A with respect to such Person and has good title to such shares, free and clear of all Liens. The Shares constitute all of the issued and outstanding shares of Common Stock and there are no shares of stock of any other class authorized or issued.

          SECTION 3.02. AUTHORITY OF SHAREHOLDER. (a) Such Selling Shareholder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein to be consummated by such Selling Shareholder. This Agreement has been duly executed and delivered by such Selling Shareholder and this Agreement is a legal, valid and binding obligation of such Selling Shareholder enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally or general principles of equity. No approval by or filing with any Governmental Authority, or any other regulatory or self-regulatory body, is required in connection with the execution and delivery by such Selling Shareholder of this Agreement or the consummation by such Selling Shareholder of the transactions contemplated hereby, except under the HSR Act.

          (b) Such Selling Shareholder has all requisite power and authority to sell, transfer and deliver to BUYER the Shares to be sold by such Selling Shareholder pursuant to this Agreement.

          SECTION 3.03. NO BANKRUPTCY, ETC. There has not been filed any petition or application, or any proceedings commenced which have not been discharged, by or against such Selling Shareholder with respect to any assets under any law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangements, insolvency, readjustment of debt or creditors rights, and no assignment has been made by such Selling Shareholder for the benefit of creditors.

          SECTION 3.04. SHAREHOLDER AGREEMENTS. There are no voting trust agreements or any other Contracts between such Selling Shareholder or CGI Corp. and any other Person or, to the knowledge of the Company, between or among the Company and any other Person:

          (a) restricting or otherwise relating to voting or dividend rights with respect to the Shares owned by such Selling Shareholder or CGI Corp.; or

          (b)  granting any  Person any right in respect of such Shares; or

          (c) granting any Person any right to acquire any additional shares of Common Stock or stock of any other class of the Company.

          Section 3.05.  INDEPENDENT REVIEW.   Each of Ferrandino and Sheridan
hereby represent and warrant to each of BUYER, IBM and IBM Affiliates, that he has reviewed the terms and conditions of this Agreement, and that he has been advised to engage, and has in fact engaged, independent counsel, and has had the terms and conditions of this Agreement reviewed by such independent counsel and received advice regarding this Agreement and the transactions contemplated hereby from such independent counsel prior to his execution of this Agreement.

          Section 3.06.  REPRESENTATIONS BY CGI CONCERNING CGI CORP.   CGI
hereby represents and warrants to BUYER, as of the date hereof and as of the Closing Date, as follows:

          (a) CGI is the sole beneficial and record owner of all issued and outstanding shares of CGI Corp., and there are no other capital shares of CGI Corp. issued, or reserved for issuance, or authorized or outstanding. CGI's shares of CGI Corp. are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive or subscription rights;

;

          (b) CGI Corp. has no assets other than its ownership of 690,702 shares of the Company;

          (c) CGI Corp has no liabilities other than the liabilities on its balance sheet as of the Closing Date used to calculate the proceeds to CGI described in Section 2.01(c);

          (d) CGI Corp. is the beneficial and record owner of 690,702 shares of the Company, and has good title to such Shares, free and clear of all Liens;

          (e) CGI Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CGI Corp. has the corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. CGI Corp. has delivered to BUYER true and complete copies of the Articles of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of CGI Corp.;

          (f) CGI Corp. is in good standing and is qualified to do business in every jurisdiction where the nature of its operations or ownership of assets requires that it be so qualified, except where the failure to be in good standing or so qualified would not have a material adverse effect on CGI Corp. CGI Corp. is in good standing in each such jurisdiction;

          (g) There are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which CGI Corp. is or may become obligated to issue, deliver or sell any additional shares of capital stock of CGI Corp. or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment.

          (h) CGI Corp. does not directly or indirectly own any capital stock of, or other equity interests in, any other corporation, partnership, limited liability company or other entity, and CGI Corp. is not a member of or participant in any partnership, limited liability company or joint venture and is not obligated to become such a member or participant;

          (i)

               (i) to the knowlege of CGI Corp., CGI Corp. has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by CGI Corp. by the Code or by applicable state or local Tax laws;

               (ii) all Taxes of CGI Corp. shown as due on such Tax Returns have been duly and timely paid or accrued; and

               (iii) no Tax Liens have been filed and no claims are being asserted in a writing received by CGI Corp. with respect to any Taxes.

          (k) to the knowledge of the Company, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by or on behalf of CGI Corp. and CGI Corp. has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed;

          (l) there is no material Litigation pending or, to the knowledge of the Company, threatened against CGI Corp. in writing. There is no outstanding judgment, order or decree of any Governmental Authority or arbitrator appli cable to CGI Corp.or its properties, assets or businesses having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a material adverse effect on CGI Corp.or its businesses as heretofore conducted by CGI Corp.;

          (m) CGI Corp. and its properties, assets, operations and business, have been operated and are in compliance in all material respects with all applicable statutes, laws, ordinances, administrative orders, rules and regulations of any Governmental Authority, except where the failure to so comply would not have a material adverse effect on the business, financial condition or results of CGI Corp.; and

          (n) CGI Corp. has never had any employees or conducted any operations.


                                   ARTICLE IV

                          REPRESENTATIONS  AND WARRANTIES
                             CONCERNING THE COMPANY

          The Selling Shareholders, severally and not jointly, represent, and warrant to BUYER, as of the date hereof and as of the Closing, as follows:

          SECTION 4.01. ORGANIZATION AND STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company has delivered to BUYER true and complete copies of the Articles of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of the Company.

          SECTION 4.02. GOOD STANDING. The Company is in good standing and is qualified to do business in every jurisdiction where the nature of its operations or ownership of assets requires that it be so qualified, except where the failure to be in good standing or so qualified would not have a material adverse effect on the Company.

          SECTION 4.03. AUTHORITY.(a) The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Selling Shareholders.

          (b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally or general principles of equity.

          (c) No approval by or filing with any Governmental Authority or any other regulatory or self-regulatory body is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except under the HSR Act.

          SECTION 4.04. CAPITAL STOCK OF THE COMPANY. (a) The authorized capital stock of the Company consists of:

               (i) 2,000,000 shares of Class A Common Stock, of which 779,376 shares of Class A Common Stock are issued and outstanding; and

               (ii) there are no other capital shares of the Company issued, or reserved for issuance, or authorized or outstanding. The outstanding shares of Common Stock, are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive or subscription rights;

          (b) Exhibit A contains a true and complete list of the record holders of shares of Common Stock as of the date hereof; and

          (c) There are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which the Company is or may become obligated to issue, deliver or sell any additional shares of capital stock of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment.

          SECTION 4.05. EQUITY INTERESTS. The Company does not directly or indirectly own any capital stock of, or other equity interests in, any other corporation, partnership, limited liability company or other entity, and the Company is not a member of or participant in any partnership, limited liability company or joint venture and is not obligated to become such a member or participant.

          SECTION 4.06.  FINANCIAL STATEMENTS.   The Company has delivered to
BUYER:

                (a) the unaudited balance sheet of the Company as of June 30, 1997 (the "JUNE BALANCE SHEET"), and the related unaudited statements of operations of the Company for the six-month period ended at the date of the Balance Sheet, and

               (b) the audited balance sheet of the Company as of December 31, 1996, and the related audited statements of operations, shareholders' equity and cash flows for the year then ended (the financial statements described in (a) and (b) are collectively referred to as the "FINANCIAL STATEMENTS"). Except as specified on Schedule 4.06(b),the Financial Statements are in accordance with the books and records of the Company, have been prepared in conformity with French generally accepted-accounting principles consistently applied (except as described in the notes included therein) and fairly present the financial condition and results of operation of the Company in all material respects as of the dates and for the periods thereof.

          SECTION 4.07.  TAXES.:

                (a) to the knowlege of the Company, the Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Company by the Code or by applicable state or local Tax laws,

                (b) all Taxes of the Company shown as due on such Tax Returns have been duly and timely paid or accrued, and

                (c) no Tax Liens have been filed and no claims are being asserted in a writing received by the Company with respect to any Taxes.

          (d) to the knowledge of the Company, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by or on behalf of the Company and the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

          SECTION 4.08. ASSETS OTHER THAN REAL PROPERTY. The Company has good title to all tangible assets reflected on the Balance Sheet or acquired after the date thereof, except those since sold or otherwise disposed of in the ordinary course of business and the terms of this Agreement, in each case free and clear of all Liens. This Section does not relate to real property or interests in real property; such items are covered under Section 4.09.

          SECTION 4.09. REAL PROPERTY. The Company does not own any real property. Schedule 4.09 sets forth a complete list of all real property and interests in real property leased by the Company.

          SECTION 4.10. CONTRACTS. Except as set forth on Schedule 4.10, the Company is not a party to or bound by any:

          (a) Contract not entered into in the ordinary course of business which involves payments by the Company of two hundred fifty thousand dollars ($250,000.00) or more in any calendar year;

          (b) employee collective bargaining agreement or other contract with any labor union;

          (c) covenant not to compete;

          (d) Contract with:

                (i) any shareholder of the Company,

               (ii) any Affiliate of the Company or of any shareholder of the Company, or

              (iii) any officer, director or employee of the Company or of any Affiliate of the Company;

          (e) material Contract relating to patents, trademarks, trade names, service marks, or copyrights;

          (f) joint venture, partnership or other equity-based strategic alliance agreement; or

          (g)(i) any Contract providing for performance by the Company on a fixed fee basis (a "Fixed Price Contract") which is either not terminable at will or involves services expected to have a cost of performance following Closing in excess of one hundred thousand dollars ($100,000.00).

          (h) any Contract other than a Fixed Price Contract to which the Company is a party or by or to which it or any of its properties or assets is bound or subject which is not terminable by the Company or its Subsidiary for a cost of less than Twenty Five thousand dollars ($25,000.00); or

     Each Contract of the Company set forth in Schedule 4.10 hereto is in full force and effect and is a legal, valid and binding agreement of the Company and, to the knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally or general principles of equity. The Company is not in default in any material respect under any material Contract;

and, to the knowledge of the Company, no other party to any of the material Contracts is in default in any material respect thereunder.

          SECTION 4.11.  LITIGATION; DECREES.  Except as disclosed in
Schedule 4.11, there is no material Litigation pending or, to the knowledge of the Company, threatened against the Company in writing. There is no outstanding judgment, order or decree of any Governmental Authority or arbitrator appli cable to the Company or its properties, assets or businesses having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a material adverse effect on the Company or its businesses as heretofore conducted by the Company.

          SECTION 4.12. OPERATION OF THE BUSINESS; ABSENCE OF CHANGES OR EVENTS. (a) Except as indicated on Schedule 4.12(a), since the date of the Balance Sheet, the business of the Company has been conducted in the ordinary course and there has not been any material adverse change with respect to the Company.

          (b) Except as indicated on Schedule 4.12(b), since the date of the Balance Sheet, the Company has not:

                (i) declared or paid or made, or agreed to declare or pay or make, any dividends or other distributions in cash or property to the shareholders of the Company;

               (ii) purchased or redeemed any securities issued by the Company or issued any equity securities, warrants, options or convertible, exchangeable or redeemable securities;

               (iii) made any material expenditures or investments other than in the ordinary course of business, or acquired any entity or entered into any joint venture, or entered into any contract to do any of the foregoing;

                (iv) except for the disposition of the Discontinued Businesses, sold, licensed, assigned or otherwise transferred any material assets, or entered into any contract to do any of the foregoing other than in the ordinary course of business, or to be acquired by another entity;

                 (v) other than in the ordinary course of business, increased the compensation of any officer, director or employee, entered into any employment agreement with any Person or modified any employment agreement with any Person;

                (vi) adopted any amendment to its Articles of Incorporation or By-laws;

                (vii) adopted any collective bargaining agreement or employee benefit plan;

                (viii) permitted any of its assets to become subject to any Lien;

                (ix) canceled any material Indebtedness owed to the Company or waived any material claims of any kind; or

                (x) failed to pay all payroll or other Taxes when due or failed to pay all other material obligations of the Company, nor shall the Company do any of the foregoing prior to Closing, except as approved in writing by BUYER.

          SECTION 4.13. COMPLIANCE WITH APPLICABLE LAWS. The Company and its properties, assets, operations and business, have been operated and are in compliance in all material respects with all applicable statutes, laws, ordinances, administrative orders, rules and regulations of any Governmental Authority, except where the failure to so comply would not have a material adverse effect on the business, financial condition or results of the Company.

          SECTION 4.14.  CERTAIN EMPLOYEE MATTERS.   The Company is in
compliance in all material respects with all applicable laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. All Persons who are deemed to be "employees" pursuant to any Governmental Rule, have been treated as employees
by the Company.   The Company has not engaged in any pattern or practice with respect to any group of employees or subcontractors which would violate in any material respect any applicable laws respecting employment and employment practices.

          SECTION 4.15. INSURANCE. Schedule 4.15 sets forth a complete and accurate list and summary description, including annual premiums and deductibles, of all material policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect with respect to the Company's business, true and correct copies of which have been delivered to, or made available for review by, BUYER. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable law.

          SECTION 4.16 BENEFIT PLANS. (a) The Company has made available to BUYER true, complete and correct copies of :

               (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof); and

               (ii) each trust agreement and group annuity contract relating to any Benefit Plan.

          (b) The Company is in compliance in all material respects with the provisions of ERISA, the Code and all regulations under the Code, ERISA and any other Governmental Rules. The Company does not maintain any Benefit Plan which is subject to the provisions of Title IV of ERISA. No "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to any Benefit Plan that is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company. There are no unfunded vested liabilities under any such Benefit Plan.

          (c) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

          (d) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed as required by applicable Governmental Rule with respect to each such Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec.4980B have been substantially satisfied with respect to each such Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA (an "Employee Welfare Benefit Plan").

          (e) All contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Welfare Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan which is an Employee Welfare Benefit Plan.

          (f) The Company has made available to BUYER correct copies of the plan documents and Summary Plan Descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Benefit Plan.

          (g) The Company does not maintain or contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

          SECTION 4.17 NTS LICENSES. The Company has not received any notice or other communication, whether written or, to the knowledge of the Company, oral, to the effect that the number of NTS licenses will be
increased or that the nature and scope   or the value of the NTS license to
the Company will be materially impaired.

          SECTION 4.18    DISCLOSURE.   No representation or warranty made by
the Selling Shareholders in this Agreement, or Schedules, exhibits or attachments hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

          SECTION 4.19. BROKERS. The Company, the Selling Shareholders and CGI Corp. have not engaged any broker or finder in connection with the transactions contemplated by this Agreement.

          SECTION 4.20.  CONSULTING PRACTICE METHODOLOGIES.   To the knowledge
of the Company:

          (a) the Company is the owner of the consulting practice methodologies created by employees of the Company and listed on Schedule 4.20 (the "Consulting Practice Methodologies") as they exist as of the date hereof and as of the Closing Date; and

          (b) there is no material Litigation pending or, to the knowledge of the Company, threatened against the Company in writing alleging that the Company's use of the Consulting Practice Methodologies infringe upon the intellectual property rights of any other Person.

                                     ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF BUYER

          BUYER represents and warrants to the Company and the Selling Shareholders, as of the date hereof and as of the Closing, as follows:

          SECTION 5.01. ORGANIZATION. BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

          SECTION 5.02. AUTHORITY. BUYER has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by BUYER and constitutes a valid and binding obligation of BUYER enforceable against it in accordance with its terms. No other corporate proceedings on the part of BUYER are necessary to authorize BUYER'S execution and performance of this Agreement and the transactions contemplated hereby.

          SECTION 5.03. GOOD STANDING. BUYER is in good standing and is qualified to do business in every jurisdiction where the nature of its operations or ownership of assets requires that it be so qualified, except where the failure to be so qualified would not have a material adverse effect on BUYER.

          SECTION 5.04. GOVERNMENTAL CONSENTS - BUYER. No approval by or filing with any Governmental Authority or any other regulatory or self-regulatory body is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except under the HSR Act.

          SECTION 5.05. BROKER'S FEES. BUYER shall be responsible for all liabilities and claims (including costs and expenses defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of BUYER in connection with the transactions contemplated hereby.

          SECTION 5.06. SUFFICIENT FUNDS. BUYER represents and warrants that BUYER has sufficient funds, currently available to BUYER without contingency or condition, to enable BUYER to pay the Purchase Price to the Selling Shareholders on the Closing Date pursuant to Section 2.02, above.

          SECTION 5.07. PURCHASE FOR INVESTMENT.   BUYER is acquiring the
Shares for its own account for investment purposes, and not with a view toward any resale or distribution thereof.

          SECTION 5.08. ACCESS TO INFORMATION. BUYER acknowledges and agrees that it has been furnished with the information about the Company in the data room, and allowed access to the Company and its records, sufficient to enable BUYER to perform its due diligence investigation of the transactions contemplated by this Agreement to its satisfaction, and that BUYER has completed such due diligence to its satisfaction.


                                  ARTICLE VI

                               CERTAIN COVENANTS

          SECTION 6.01. CONDUCT OF BUSINESS OF COMPANY. (a) Except as contemplated by this Agreement, or as set forth in Schedule 6.01 or with the prior consent of BUYER, during the period from the date of this Agreement to the Closing Date, the Selling Shareholders will use reasonable efforts to cause the Company:

               (i) to conduct the business of the Company in the ordinary course, except in connection with the transactions contemplated hereby;

               (ii) to preserve intact the present organization of the Company and preserve its relationships with its material customers, suppliers and others having significant business dealings with it, in each case in the ordinary course of business.

          (b) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Selling Shareholders will not permit the Company, prior to the Closing Date, without the prior consent of BUYER, to:

               (i) incur any Indebtedness or issue any long-term debt securities or assume, guarantee or endorse the obligations of any other Person, to the extent that such would be an Indebtedness, except for Indebtedness incurred in the ordinary course of business;

               (ii) except in the ordinary course of business

                    (1) acquire or dispose of, any material property or assets, or

                    (2) mortgage or encumber any material property or assets;

               (iii) enter into any commitments that would be material, other than those made in the ordinary course of business;

               (iv) other than with respect to the Discontinued Businesses, engage in any transactions with, or enter into any Contracts with, any Selling Shareholders or any of their respective Affiliates;

               (v) enter into, adopt, amend or terminate any material agreement relating to the compensation or severance of any employee of the Company other than in the ordinary course of business, except to the extent required by law or an existing agreement; or

               (vi) agree to take any of the foregoing actions.

          SECTION 6.02. ACCESS TO INFORMATION. From the date of this Agreement to the Closing, the Company will, for the sole purpose of enabling BUYER to develop a transition plan in connection with BUYER's succession to the business of the Company:

          (a) give BUYER and its authorized representatives reasonable access to the documents in the data room and to the books, records, offices and other facilities and properties of the Company;

          (b) permit BUYER to make reasonable inspections of the books, records and facilities of the Company;

          (c) cause its officers to furnish BUYER with such financial and operating data and other information with respect to the Company as BUYER may from time to time reasonably request; and

          (d) permit BUYER to confer with employees of the Company with knowledge of such financial and operating data;

provided, however, that any such access shall be conducted at a reasonable time and in such manner as not to interfere with the operation of the Company. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement between BUYER and the Company.

          SECTION 6.03.   REQUISITE CONSENTS.   Prior to the Closing Date and
thereafter, BUYER and the Selling Shareholders shall fully cooperate with each other to cause the Company to obtain all Requisite Consents (i.e., all consents required from third parties under any commitments which are required for the transfer, directly or indirectly, thereof); provided, however, that the Selling Shareholders shall not be obligated to pay or otherwise make available any form of consideration to obtain any such Required Consents.

          SECTION 6.04.   REASONABLE EFFORTS.   Subject to the terms and
conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable Governmental Rules to consummate and make effective the transactions contemplated hereby, including, without limitation, making all required filings and applications and complying with or responding to any requests by Governmental Authorities; provided, that no party shall be required to comply with any Burdensome Condition.

          SECTION 6.05. RESTRICTIVE COVENANTS. Neither Ferrandino nor Sheridan shall work for another one of the eight (8) primary vendors under IBM's NTS program as of the date hereof for a period of 18 months following the Closing Date.

          SECTION 6.06.  CERTAIN COSTS.   Effective as of the Closing Date,
          (a) CGI hereby agrees:

          (i) with respect to the HR Access business, to immediately pay all past expenses of the Company previously charged by the Company to CGI and to reimburse the Company for all such future costs and expenses actually incurred by the Company using the same markup for such costs used by the Company prior to the date hereof, until such time as CGI terminates the HR Access services being provided by the Companyand the Company has ceased to incur such costs to provide HR Access services to CGI;

          (ii) to continue to provide the Company access to the financial systems and information to the same extent that the Company had such access prior to the date hereof for a period of at least six (6) months; and

          (iii) to discontinue all intercompany charges to the Company, other than arm's-length accounts receivable owed by the Company to CGI, if any, and reasonable computer charges for CGI processing the Company's financial systems and information; and

          (b) the IBM Intercompany Agreement under which the Company is required to pay IBM a two (2) percent royalty on non IBM services will be terminated.

          SECTION 6.07 REVISED NTS AGREEMENT. IBM and the Company shall execute a revised NTS Agreement which shall substantially reflect the terms and conditions specified in Exhibit G, attached hereto.


                                ARTICLE VII

                      CONDITIONS TO BUYER'S OBLIGATIONS

          The obligation of BUYER to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by BUYER) of the conditions set forth below in this Article.

          SECTION 7.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Shareholders made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier specified date. The Selling Shareholders shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed by them at or prior to the Closing.

          SECTION 7.02.  CONSENTS, ETC.; BURDENSOME CONDITIONS.   (a) The
waiting period under the HSR Act shall have expired or been terminated.

          (b) No Burdensome Condition shall exist with respect to BUYER or the Company in connection with the transactions contemplated hereby.

          (c) No Litigation challenging the transactions contemplated by this Agreement shall be pending or threatened against any party.

          SECTION 7.03. GOVERNMENTAL RULES. (a) No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated hereby or to invalidate, suspend or require modification of any material provision of this Agreement.

          (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in BUYER'S good faith opinion, would make it illegal for BUYER to consummate the transactions contemplated hereby or subject BUYER to any fine, penalty or other liability under or pursuant to any Governmental Rule in connection with any such transaction.

          SECTION 7.04. INJUNCTIONS, ETC. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the sale of the Shares to BUYER.

          SECTION 7.05. RESIGNATION OF DIRECTORS. All directors of the Company shall have tendered their resignations, which resignations shall be effective as of the Closing Date.

          SECTION 7.06. CLOSING DOCUMENTS. The Selling Shareholders shall have delivered to BUYER the following documents:

          (a) a certificate of each of the Selling Shareholders, dated as of the Closing Date, to the effect that the representations and warranties in
Article III are true and correct in all material respects with respect to such Selling Shareholder, and, to the knowledge of such Person, that the representations and warranties in Article IV are true and correct in all material respects, and that all actions required to be taken by such Person to authorize the sale of the Shares owned by such Selling Shareholder to BUYER have been duly taken.
          (b) a certificate of the chief operating officer, secretary or assistant secretary of the Company, dated as of the Closing Date, as to the continued existence of the Company certifying the attached copy of the By-laws of the Company, ;

          (c) a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that the Company is in good standing in the State of Delaware;

          (e) a copy of the Articles of Incorporation of the Company as filed with the Secretary of State of the State of Delaware certified as of a recent date; and

          (f) such books as are in the Company's possession and control containing all of the original stock records and corporate records of the Company, including records of proceedings of the Board of Directors and stockholders of the Company, and all predecessor companies, and canceled stock certificates;

          (g) a certificate of the chief operating officer, secretary or assistant secretary of CGI Corp., dated as of the Closing Date, as to the continued existence of CGI Corp., certifying the attached copy of the By-laws of CGI Corp.;

          (h) a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that CGI Corp. is in good standing in the State of Delaware;

          (i) a copy of the Articles of Incorporation of CGI Corp. as filed with the Secretary of State of the State of Delaware certified as of a recent date; and

          (j) such books as are in CGI Corp.'s possession and control containing all of the original stock records and corporate records of CGI Corp., including records of proceedings of the Board of Directors and stockholders of CGI Corp., and all predecessor companies, and canceled stock certificates.


                                 ARTICLE VIII

                           Conditions to the Selling
                           Shareholders' Obligations

          The obligations of the Selling Shareholders to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Selling Shareholders) of the conditions set forth below in this Article.

          SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of BUYER made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date.

          SECTION 8.02.  CONSENTS, ETC.; BURDENSOME CONDITIONS.   (a) The
waiting period under the HSR Act shall have expired or been terminated.

          (b) No Burdensome Condition shall exist with respect to any Selling Shareholder , the BUYER or the Company in connection with the transactions contemplated hereby.

          (c) No Litigation challenging the transactions contemplated by this Agreement shall be pending or threatened against any party.

          SECTION 8.03. GOVERNMENTAL RULES. (a) No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transactions contemplated hereby or to invalidate, suspend or require modification of any material provision of this Agreement.

          (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in any Selling Shareholder's good faith opinion, would make it illegal for any such Selling Shareholder to consummate the transactions contemplated hereby or subject such Selling Shareholder to any fine, penalty or other liability under or pursuant to any Governmental Rule in connection with any such transaction.

          SECTION 8.04. INJUNCTIONS, ETC. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the sale of the Shares by any Selling Shareholder.

          SECTION 8.05. CLOSING DOCUMENTS. BUYER shall have delivered to each of the Selling Shareholders the following documents:

          (a) a certificate of an authorized signatory of BUYER, dated the Closing Date, to the effect that the conditions specified in Sections 7.01 and
7.02 have been satisfied as to BUYER ;

          (b) an incumbency certificate dated the Closing Date for the authorized signatories of BUYER executing this Agreement and any documents delivered in connection with this Agreement at the Closing;

          (c) a certificate of the secretary of BUYER, dated as of the Closing Date, to the effect that the representations and warranties in Article V are true and correct in all material respects, and that all actions required to be taken by BUYER to authorize the purchase of the Shares by BUYER from each of the Selling Shareholders have been duly taken;

          (d) a certificate of the secretary or assistant secretary of BUYER, dated as of the Closing Date, as to the continued existence of BUYER certifying the attached copy of the By-laws of BUYER, the authorization of the execution, delivery and performance of this Agreement and the resolutions adopted by the

Board of Directors of BUYER authorizing the actions to be taken by the Company under this Agreement;

          (e) a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that BUYER is in good standing in the State of Delaware; and

          (f) a copy of the Articles of Incorporation of BUYER as filed with the Secretary of State of the State of Delaware certified as of a recent date.

                                   ARTICLE IX

                                INDEMNIFICATION

          SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The covenants, agreements, representations and warranties of the parties (a) contained in Article III shall survive indefinitely; (b) pursuant to Section 9.02(d), below, shall survive for six months after the expiration of the applicable statue of limitations ; and (c) contained elsewhere herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date, but in each case, all such covenants, agreements, representations and warranties shall be subject to all limitations and other provisions contained in this Agreement. After the Closing, the Indemnities set forth in this Article IX shall be the sole and exclusive remedy of each party for damages for breach of any covenant, agreement, representation or warranty contained in this Agreement.

          SECTION 9.02. INDEMNIFICATION. (a) "LOSSES" of any Person shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, costs and expenses incurred by such Person, including interest, penalties and reasonable attorneys' fees and any increased insurance premiums resulting from claims relating to indemnified matters. As used in this Section 9.02, an Affiliate of BUYER shall mean any direct or indirect Subsidiary of BUYER and any officer, director or employee of BUYER or any such Subsidiary. As used in this Agreement, an "INDEMNIFYING PARTY" shall mean, with respect to any Loss, the Person or Persons that have agreed to indemnify and hold harmless the other party or parties and its or their Affiliates with respect to such Loss pursuant to Section 9.02(b), (c), (d) or (e), as provided below. The liability of the Indemnifying Parties shall be several and not joint, as hereinafter provided. As used in this Agreement, an "INDEMNITEE" shall mean the Person or Persons that the Indemnifying Party has agreed to indemnify and hold harmless with respect to any Loss pursuant to Section 9.02(b), (c) or (d), as provided below.

          (b) Each Selling Shareholder agrees, severally and not jointly, to indemnify and hold harmless BUYER and its Affiliates from and against any and all Losses (as heretofore defined) asserted against, imposed upon, or incurred by such Indemnitee and which arise out of or in connection with:

               (i) any inaccuracy in, or any breach of, any representation or warranty of such Selling Shareholder contained in Article III of this Agreement; PROVIDED, HOWEVER, that each Selling Shareholder shall be liable only to the extent of his Pro Rata Portion to indemnify and hold harmless BUYER and its Affiliates from and against any and all Losses asserted against, imposed upon, or incurred by BUYER and its Affiliates in connection with a breach of the representation made in the second sentence of Section 3.01, above;

               (ii) the failure by such Selling Shareholder to perform any covenant or agreement in this Agreement; or

               (iii) any asset, liability, obligation, operation or circumstance arising out of or relating to or comprising the Discontinued Businesses.

          (c) Each Selling Shareholder agrees, severally and not jointly and to the extent of his Pro Rata Portion, to indemnify and hold harmless BUYER and its Affiliates from and against any and all Losses asserted against, imposed upon, or incurred by such Indemnitee and which arise out of or in connection with:

               (i) any inaccuracy in, or any breach of, any representation or warranty concerning the Company contained in Article IV of this Agreement; or

               (ii) the failure by the Company to perform any covenant or agreement in this Agreement;

          (d) Each Selling Shareholder, severally and not jointly, and to the extent of his Pro Rata Portion, agrees to indemnify and hold harmless BUYER and its Affiliates from and against any and all Losses asserted against, imposed upon or incurred by BUYER or its Affiliates resulting from or arising out of liability for Taxes of the Company attributable to any Pre-Closing Tax Period, computed and discharged as follows:

               (i) In the case of any Taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the Taxes of the Company for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date, and the amount of Taxes of the Company for the Post-Closing Tax Period shall be the excess, if any, of (x) the Taxes of the Company for the Straddle Period over (y) the Taxes of the Company for the Pre-Closing Tax Period.

               (ii) The indemnity obligation of the Selling Shareholders described above with respect to Taxes attributable to any Pre-Closing Tax Period shall be discharged by payment to BUYER of the excess of such Taxes for such Pre-Closing Tax Period over the amount of such Taxes of the Company paid on or prior to the Closing Date by or on behalf of the Company. Such payment shall be made before the later of (A) five Business Days prior to the date the relevant Tax is due (including by way of payment of estimated Taxes) and
(B) five Business Days after BUYER notifies the Selling Shareholders that such Tax is due.

          (e) Buyer agrees to indemnify and hold harmless the Company, the Selling Shareholders and the Affiliates of each of them from and against any and all Losses (as heretofore defined) asserted against, imposed upon, or incurred by such Indemnitee and which arise out of or in connection with:

               (i) any inaccuracy in, or any breach of, any representation or warranty of Buyer contained in Article V of this Agreement; or

               (ii) the failure by Buyer to perform any covenant or agreement in this Agreement;

           (f)  For the purposes of the indemnity provided in this
Section 9.02, any Losses hereunder shall be determined on the basis of the net effect after giving effect to any cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the Indemnitee as a result of any event giving rise to a claim for such indemnification, including but not limited to any amounts that the Indemnitee recovers under insurance policies or agreements with respect to any such Loss. Each Indemnitee will take all reasonable actions to secure payment from such insurance policies before putting forward a claim for any Loss to the Indemnifying Party.

          SECTION 9.03. THIRD-PARTY CLAIMS. (a) If a claim by a third party (a "THIRD PARTY CLAIM") is made against BUYER arising out of a matter for which BUYER is entitled to be indemnified pursuant to Section 9.02, BUYER shall promptly notify each Selling Shareholder in writing of such claim and the Selling Shareholders will undertake the cost of defending against such claim.

          (b) In addition to the rights provided in Section 9.03(a) the Selling Shareholders shall be entitled to participate in the defense of a Third Party Claim, or undertake the defense of a Third Party Claim, individually or jointly, at their own expense. Such Shareholders shall have 30 days after receipt of the above-mentioned notice to undertake to conduct and control, through counsel of their own choosing, and at their sole risk and expense, the good faith settlement or defense of such claim, and BUYER shall cooperate fully with such Selling

Shareholders in connection therewith; provided that (i) BUYER shall be entitled to participate in such settlement or defense through counsel chosen by it, provided that, the fees and expenses of such counsel shall be borne by BUYER, and (ii) the Selling Shareholders shall have within the aforementioned 30-day period notified BUYER in writing of their election to undertake such defense or settlement. The Selling Shareholders shall obtain the written consent of BUYER prior to ceasing to defend, settling or otherwise disposing of such Third Party Claim if, as a result thereof, BUYER would become subject to injunctive, declaratory or other equitable relief or the business of BUYER would be materially adversely affected.

          (c) So long as the Selling Shareholders are reasonably contesting any such Third Party Claim in good faith, BUYER shall cooperate with the Selling Shareholders in the defense of such Third Party Claim by providing records and information which are relevant to such Third Party Claim. BUYER shall not settle or compromise any Third Party Claim without the prior written consent of the Selling Shareholders unless BUYER agrees in writing to forego all claims for indemnification from the Selling Shareholders with respect to such Third Party Claim. However, if the Selling Shareholders, within 30 days after notice of any such claim, fail to defend such Third Party Claim, BUYER will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Selling Shareholders.

          (d) Notwithstanding the foregoing, if a Third Party Claim shall relate to Taxes for a Straddle Period, the Selling Shareholders shall control all proceedings taken in connection with such Third Party Claim.

          SECTION 9.04. LIMITATIONS ON INDEMNITIES FROM SELLING SHAREHOLDERS. Notwithstanding any other provision of this Article IX, the indemnity obligations of the Selling Shareholders shall be subject to the following limitations:

          (a) the Selling Shareholders shall not be liable for any individual breach of any of the representations, warranties, covenants or agreements by the Selling Shareholders or the Company contained in this Agreement where the Losses resulting therefrom are less than twenty thousand dollars ($20,000.00), and no such individual breach shall be aggregated for purposes of
Section 8.04(b), below;

          (b) the Selling Shareholders shall not be liable for any breach of any representation, warranty, covenant or agreement by the Selling Shareholders or the Company contained in this Agreement unless the aggregate amount of Losses with respect to all such breaches by the Selling Shareholders or the Company exceeds one million dollars ($1,000,000.00) and then only to the extent of such excess up to a maximum aggregate liability of twenty million ($20,000,000.00); PROVIDED, HOWEVER, that each Selling Shareholder shall be liable to Buyer up to a maximum aggregate liability of the total respective amounts actually received by each such Selling Shareholder from Buyer pursuant to Section 2.02, above, for such Selling Shareholder's breach of his or its representations set forth in Section 3.01 ("Title to Shares"), and for such Selling Shareholder's indemnification obligations pursuant to Section 9.02(d), above.

          (c) no Selling Shareholder shall be liable to contribute to indemnification for Losses an aggregate amount in excess of the Pro Rata Portion allocable to such Selling Shareholder; and

          (d) No Indemnifying Party shall be liable to indemnify any Indemnified Party for any Loss arising out of any breach of warranty or misrepresentation by such Indemnifying Party if such Indemnified Party had actual knowledge that such warranty or representation was not true and correct as of the date hereof or as of the Closing Date.

          SECTION 9.05. APPOINTMENT OF IBM AS REPRESENTATIVE. Each Selling Shareholder hereby unconditionally and irrevocably (a) authorizes and appoints IBM as its attorney in fact and representative to represent such Selling Shareholders and act on its behalf with respect to all claims by BUYER for indemnification (i) for breach of the representations and warranties in Article IV; and (ii) pursuant to Section 9.02(d) above; (b) waives and releases any claims it or he may have against IBM for any actions or decisions taken by IBM in its capacity as representative of the Selling Shareholders; and (c) agrees to be bound by any such action or decision taken by IBM in its capacity as representative of the Selling Shareholders and agrees to indemnify BUYER in accordance with the provisions of this Article IX in a manner consistent with any such decisions or actions by IBM.

          SECTION 9.06.  EXCLUSION OF CERTAIN DAMAGES.   NEITHER BUYER NOR ANY
OF THE COMPANY, THE SELLING SHAREHOLDERS OR THE GUARANTOR SHALL BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   ARTICLE X

                                   GUARANTEE

          SECTION 10.01. GUARANTEE BY GUARANTOR. Guarantor hereby guarantees to BUYER the payment of any and all monetary obligations of CGI under this Agreement, including the indemnification obligations set forth in Article IX, and agrees to cause CGI to perform each of its other obligations to BUYER pursuant to this Agreement. Guarantor hereby agrees to indemnify

BUYER against any Losses incurred by reason of any failure of CGI Corporation to pay or perform such obligations. The obligations of Guarantor shall be subject to valid defenses that CGI may have against BUYER and all other rights of CGI Corporation under this Agreement or at law or equity. Guarantor hereby waives presentment for payment, notice of nonpayment, demand, protest, notice of protest and notice of dishonor or default to any party including the Guarantor.

No failure or delay on the part of BUYER to exercise any right, power or privilege with respect to this guarantee shall operate as a waiver thereof; and no single or partial exercise of any right, power, or privilege with respect to this guarantee shall preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

                                  ARTICLE XI

                                 MISCELLANEOUS

          SECTION 11.01. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede any prior written or oral agreements (including any outline of terms, which shall terminate upon the execution hereof) between them concerning the subject matter hereof. There are no representations, agree ments, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or therein. Each Schedule and Exhibit attached to this Agreement or delivered pursuant to this Agreement is incorporated herein by reference and constitutes a part of this Agreement.

          SECTION 11.02. PRESS RELEASES, PUBLIC ANNOUNCEMENTS AND PUBLICITY. Except as may otherwise be agreed to by the parties, all press releases, announcements and other forms of publicity regarding the purchase of the Shares by BUYER and the other transactions contemplated by this Agreement shall be coordinated and approved by BUYER, the Selling Shareholders and the Company.

          SECTION 11.03. HSR FILING. (a) Within ten Business Days after the execution hereof, the Company, each of the Selling Shareholders and BUYER shall each file, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") a premerger notification in accordance with the HSR Act with respect to the sale of the Shares by the Selling Shareholders to BUYER pursuant to this Agreement. BUYER, each of the Selling Shareholders and the Company agree to request early termination of the waiting period under the HSR Act. BUYER, each of the Selling Shareholders and the Company agree to furnish, and to cause its Affiliates to furnish, promptly to the FTC and the Antitrust
Division any additional information reasonably requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or reasonably desirable and proper to expedite the termination of the waiting period under the HSR Act; PROVIDED, HOWEVER, that neither BUYER nor the Company shall be required to comply with any Burdensome Condition.

          SECTION 11.04. CONFIDENTIAL INFORMATION. Each of BUYER, the Selling Shareholders and the Company agrees that the terms of this Agreement, and the exchange of any confidential information between the parties to this Agreement shall be subject to the terms of the Confidentiality Agreement.

          SECTION 11.05. TERMINATION OF AGREEMENT. (a) This Agreement and the obligations to consummate the transactions contemplated hereby may be terminated upon written notice to the other parties hereto at any time before the Closing Date as follows:

               (i) by BUYER, on the one hand, and by the Selling Shareholders, on the other hand, if the Closing shall not have occurred on or prior to December 31, 1997;

               (ii) by BUYER, at any time prior to the Closing, if there has been a material breach of any of the representations or warranties of the Company or any Selling Shareholder;

               (iii) by the Selling Shareholders, at any time prior to Closing, if there has been a material breach of any of the representations, warranties or covenants of BUYER; or

               (iv) by either the BUYER or the Selling Shareholders if, in its or their reasonable opinion, a Burdensome Condition exists with reference to BUYER or the Selling Shareholders, respectively; PROVIDED, HOWEVER, that prior to such termination such party shall have exercised reasonable efforts to negotiate with the relevant Governmental Authority for removal of the Burdensome Condition;

          in which case this Agreement and all obligations of the parties hereunder, except obligations under Section 11.02, 11.04, and 11.13, shall terminate, unless the parties otherwise mutually agree.

          (b) Notwithstanding the provisions of this Section, termination of this Agreement shall not relieve any party of its liability for breach of any of the provisions of this Agreement or its obligations under Section 11.13.

          SECTION 11.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall taken together constitute but one and the same instrument, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 11.07. DESCRIPTIVE HEADINGS. The Article and Section headings and the Table of Contents used herein are for convenience of reference only and shall not affect the meanings, interpretation or construction of any provision of this Agreement.

          SECTION 11.08. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by mail, as follows:

          (a)  if to BUYER,

               Alternative Resources Corporation
               100 Tri-State International, Suite 300
               Lincolnshire, IL 60069
               Telephone: (847) 317-1000
               Attention: Richard B. Williams


               with a copy to:

               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, IL 60606-5096
               Telephone:  312-984-7579
               Attention of: Neal J. White, Esq.



          (b)  if to the Company:

               CGI Systems, Inc.
               301 Lindenwood Drive, Suite
               Malvern, PA 19355
               Telephone: (610) 993-8082
               Attention: Mr. Joseph Ferrandino

     with a copy to:
               International Business Machines Corporation
               New Orchard Road,
               Armonk, NY 10504

               Telephone: (914) 499-7800
               Attention: Mr. Lee A. Dayton


          (c) if to CGI:
               International Business Machines Corporation
               New Orchard Road,
               Armonk, NY 10504
               Telephone: (914) 499-7800
               Attention: Mr. Lee A. Dayton

     with a copy to:
               International Business Machines Corporation
               New Orchard Road,
               Armonk, NY 10504
               Telephone: (914) 499-4788
               Attention: Mr. Donald D. Westfall

          (d) if to Ferrandino:
               Mr. Joseph R. Ferrandino
               2573 Crum Creek Drive
               Berwyn, PA 19312

     with a copy to:

               James D. Rosener, Esq.
               Pepper, Hamilton & Scheetz
               1235 Westlakes Drive
               Berwyn, PA 19312

          (e) if to Sheridan:
               Mr. Thomas K.Sheridan
               191-05 35th Avenue
               Auburdale, NY 11358

     with a copy to:

               James D. Rosener, Esq.
               Pepper, Hamilton & Scheetz
               1235 Westlakes Drive
               Berwyn, PA 19312

          Notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest written direction from such party given in accordance with this Section. Any address or addressee specified above may be changed by written notice to the other parties in accordance with this Section.

          SECTION 11.09. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          SECTION 11.10. ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 11.11.  NO THIRD-PARTY BENEFICIARIES.  Except as provided in
Article VIII, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and the Indemnities, any legal or equitable rights hereunder.

          SECTION 11.12. WAIVER AND AMENDMENT. (a) No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be expressly permitted hereby, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party in any case shall entitle any party to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing, expressly identified as a waiver, amendment or modification hereof, entered into by BUYER and the Selling Shareholders. To be effective, any consent, approval, notice, waiver or demand required or permitted under this Agreement must refer specifically to this Agreement and the provisions to which it relates, describe with particularity any right or obligation consented to, approved, waived or purported to be violated, and be signed by an authorized signatory of the party making or giving such consent, approval, notice, waiver or demand.

          SECTION 11.13. EXPENSES. Each party to this Agreement shall pay any and all fees and expenses incurred by it in connection with the negotiation, preparation, execution and the performance prior to the Closing of this Agreement, except that the Company will pay the reasonable legal fees submitted by Pepper, Hamilton & Scheetz for their work on behalf of the Selling Shareholders.

          SECTION 11.14. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto
(a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

          SECTION 11.15. SEVERABILITY; COMPLIANCE WITH LAWS. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 11.16. JURISDICTION; CONSENT TO SERVICE OF PROCESS; REMEDIES. (a) Each party hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of any New York State court sitting in the County of New York or Westchester, any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, by removal or otherwise, in such Federal court. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

          (b) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State court sitting in the County of New York or Westchester, or any Federal court sitting in the Southern District of New York. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

          (c) No party to this Agreement may move to (i) transfer any such suit, action or proceeding from such New York State court or Federal court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in such New York State court or Federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such New York State court or Federal court for the purpose of bringing the same in another jurisdiction.

          (d) Each party to this Agreement irrevocably consents to service of process by personal delivery or by registered or certified mail, return receipt requested, in the manner otherwise provided for notices in Section 10.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.


          SECTION 11.17. CONSTRUCTION; REPRESENTATION. This Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Each Selling Shareholder acknowledges that he has reviewed the terms and conditions of this Agreement with counsel, is capable of evaluating the merits and risks of entering into this Agreement and the transactions contemplated hereby and has the capacity to protect his own interests.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                             Alternative Resources Corporation

                             By:
                                ---------------------------------------------
                                Name:
                                Title:

                             INTERNATIONAL BUSINESS MACHINES CORPORATION

                             By:
                                ---------------------------------------------
                                Name:
                                Title:


                             Compagnie Generale d'Informatique

                             By:
                                ---------------------------------------------
                                Name:
                                Title:




                             Joseph R. Ferrandino

                             By:
                                ---------------------------------------------
                                Name:
                                Title:


                             Thomas K. Sheridan

                             By:
                                ---------------------------------------------
                                Name:
                                Title: